Exhibit 10.37

SYNOPSYS, INC.

RESTRICTED STOCK UNIT GRANT NOTICE AND AWARD AGREEMENT

(2006 EMPLOYEE EQUITY INCENTIVE PLAN)

Synopsys, Inc. (the “Company”), pursuant to Section 7(b) of the Company’s 2006 Employee Equity Incentive Plan (the “Plan”), hereby awards to Participant a Restricted Stock Unit Award covering the number of restricted stock units (the “Restricted Stock Units”) set forth below (the “Award”). This Award is subject to all of the terms and conditions as set forth in this Restricted Stock Unit Grant Notice and Award Agreement (such agreement, together with any appendices thereto, the “Agreement”) and the Plan, which is incorporated by reference herein in its entirety.

Participant:	<<Name>>
ID:	<<ID>>
Award Number:	<<Grant Number>>
Date of Grant:	<<Grant Date>>
Vesting Commencement Date:	<<Vest Base Date>>
Number of Restricted Stock Units:	<<# of Units>>
Payment for Common Stock:	Participant’s future services

Vesting Schedule: The Restricted Stock Units shall vest in accordance with the following vesting schedule; provided, however, that the Participant’s Continuous Service has not terminated prior to each such vesting date.

Units	Vest Type	Full Vest
<<# of Units>>	<<Annually>>	<<date>>

Delivery Schedule: The Company shall deliver one share of Common Stock for each Restricted Stock Unit that vests on an applicable vesting date, subject to the provisions of Section 3 below. Each installment of Restricted Stock Units that vests hereunder is intended to constitute a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2).

Compensation Recovery: The Restricted Stock Units granted herein are subject to the Compensation Recovery Policy applicable to corporate staff, adopted by the Company in December 2008, as amended from time to time (the “Compensation Recovery Policy”) and any required compensation recovery provisions under applicable laws or regulations.

Additional Terms/Acknowledgements: Participant acknowledges receipt of, and understands and agrees to, this Agreement, the Plan, the related Plan prospectus, the Company’s Insider Trading Policy, and the Compensation Recovery Policy (if applicable). Participant further acknowledges that as of the Date of Grant, the Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the award of the Restricted Stock Units and the underlying Common Stock and supersede all prior oral and written agreements on that subject with the exception of (i) Awards previously granted and delivered to Participant under the Plan, and (ii) if applicable, (A) the terms of any written offer letter or employment agreement entered into between the Company and Participant that specifically provides for accelerated vesting of compensatory equity awards, (B) the terms of any change of control severance plan that is in effect and applicable at the time of a qualifying termination or event and (C) the Compensation Recovery Policy (if applicable).

ATTACHMENTS: Appendix

The Company has awarded you a Restricted Stock Unit Award (the “Award”) pursuant to Section 7(b) of the Company’s 2006 Employee Equity Incentive Plan (the “Plan”) for the number of Restricted Stock Units as indicated on the first page of this Agreement. Defined terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan. Subject to adjustment and the terms and conditions as provided herein and in the Plan, each Restricted Stock Unit shall represent the right to receive one (1) share of Common Stock.

The details of your Award, in addition to those set forth above, are as follows.

1. NUMBER OF RESTRICTED STOCK UNITS AND SHARES OF COMMON STOCK.

(a) The number of Restricted Stock Units subject to your Award and the number of shares of Common Stock deliverable with respect to such Restricted Stock Units may be adjusted from time to time for Capitalization Adjustments as described in Section 9(a) of the Plan. You shall receive no benefit or adjustment to your Award with respect to any cash dividend or other distribution that does not result in a Capitalization Adjustment pursuant to Section 9(a) of the Plan; provided, however, that this sentence shall not apply with respect to any shares of Common Stock that are delivered to you in connection with your Award after such shares have been delivered to you.

(b) Any additional Restricted Stock Units, shares of Common Stock, cash or other property that becomes subject to the Award pursuant to this Section 1 shall be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other Restricted Stock Units and Common Stock covered by your Award.

(c) Notwithstanding the provisions of this Section 1, no fractional Restricted Stock Units or rights for fractional shares of Common Stock shall be created pursuant to this Section 1. The Board shall, in its discretion, determine an equivalent benefit for any fractional Restricted Stock Units or fractional shares that might be created by the adjustments referred to in this Section 1.

2. VESTING.

Subject to the limitations contained in this Agreement and the Plan, the Restricted Stock Units shall vest as provided in the vesting schedule set forth above, provided that vesting shall cease upon the termination of your Continuous Service. Any Restricted Stock Units that have not yet vested shall be forfeited upon the termination of your Continuous Service.

3. DISTRIBUTION OF SHARES OF COMMON STOCK.

(a) Subject to the provisions of this Agreement and the Plan, in the event one or more Restricted Stock Units vests, the Company shall deliver to you one (1) share of Common Stock for each Restricted Stock Unit that vests. Except as set forth below, the delivery to you of the appropriate number of vested shares of Common Stock shall be made on the applicable vesting date. The issuance date determined by this paragraph is referred to as the “Issuance Date.” If the Issuance Date falls on a date that is not a business day, delivery shall instead occur on the next following business day. The form of such delivery (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.

(b) Notwithstanding the foregoing, if (i) the Issuance Date does not occur (1) during an “open window period” applicable to you, as determined by the Company in accordance with the Company’s then-effective policy on trading in Company securities, or (2) on a date when you are otherwise permitted to sell shares of Common Stock on an established stock exchange or stock market, and (ii) the Company elects, prior to the Issuance Date, (1) not to satisfy the tax withholding obligations described in Section 10 by withholding shares of Common Stock from the shares otherwise due, on the Issuance Date, to you under this Agreement, and (2) not to permit or require you to enter into an immediate sale commitment with a broker-dealer pursuant to Section 10 of this Agreement (including but not limited to a commitment under a previously established Company-approved 10b5-1 trading plan), then such shares shall not be delivered on such Issuance Date and shall instead be delivered on the first business day of the next occurring open window period applicable to you or the next business day when you are not prohibited from selling shares of the Company’s Common Stock in the open public market, but in no event later than December 31 of the calendar year in which the Issuance Date occurs (that is, the last day of your taxable year in which the Issuance Date occurs), or, if permitted in a manner that complies with Treasury Regulation Section 1.409A-1(b)(4), in no event later than the date that is the 15th day of the third calendar month of the year following the year in which the shares of Common Stock under this Agreement are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulation Section 1.409A-1(d).

4. PAYMENT BY YOU. This Award was granted in consideration of your services to the Company or an Affiliate. Subject to Section 10 below, except as otherwise provided herein or under applicable law, you will not be required to make any payment to the Company (other than your-future services with the Company) with respect to your receipt of the Award, vesting of the Restricted Stock Units, or the delivery of the shares of Common Stock underlying the Restricted Stock Units.

5. SECURITIES LAW COMPLIANCE. You may not be issued any Common Stock under your Award unless the shares of Common Stock are either (i) then registered under the Securities Act of 1933, as amended (the “Securities Act”), or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award must also comply with other applicable laws and regulations governing the Award, and you shall not receive such Common Stock if the Company determines that such receipt would not be in material compliance with such laws and regulations.

6. RESTRICTIVE LEGENDS. The Common Stock issued under your Award shall be endorsed with appropriate legends, if any, determined by the Company.

7. TRANSFER RESTRICTIONS. Prior to the time that shares of Common Stock have been delivered to you, you may not transfer, pledge, sell or otherwise dispose of the shares in respect of your Award. For example, you may not use shares that may be issued in respect of your Restricted Stock Units as security for a loan, nor may you transfer, pledge, sell or otherwise dispose of such shares. This restriction on transfer will lapse upon delivery to you of shares in respect of your vested Restricted Stock Units. Your Award is not transferable, except by will or by the laws of descent and distribution. In the event of divorce, you are encouraged to discuss the proposed treatment of the Restricted Stock Units with the Company prior to finalizing any domestic relations order.

8. AWARD NOT A SERVICE CONTRACT. Your Award is not an employment or service contract, and nothing in your Award shall be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company or any Affiliate, or on the part of the Company or any Affiliate to continue such service. In addition, nothing in your Award shall obligate the Company or any Affiliate, their respective stockholders, boards of directors or employees to continue any relationship that you might have as an Employee or Consultant of the Company or any Affiliate. Finally, your participation in the Plan shall not create a right to further employment or service with the Employer and shall not interfere with the ability of the Employer to terminate your employment or service relationship at any time with or without cause.

9. UNSECURED OBLIGATION. Your Award is unfunded, and even as to any Restricted Stock Units which vest, you shall be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue Common Stock pursuant to this Agreement. You shall not have voting or any other rights as a stockholder of the Company with respect to the Common Stock acquired pursuant to this Agreement until such Common Stock is issued to you pursuant to Section 3 of this Agreement. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company with respect to the Common Stock so issued and held by you. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

10. WITHHOLDING OBLIGATIONS.

(a) On or before the time you receive a distribution of Common Stock pursuant to your Award, or at any time thereafter as requested by the Company, you hereby authorize any required withholding from the Common Stock issuable to you and otherwise agree to make adequate provision for any sums required to satisfy any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding which arise and are legally due by you (“Tax-Related Items”) which arise in connection with your Award. In addition, you authorize the Company, or your employer, if different from the Company (whether current or former, the “Employer”), or their respective agents, to withhold all applicable Tax-Related Items from your wages or other cash compensation paid to you by the Employer. Alternatively, or in addition, to the greatest extent permissible under local law, the Employer may (1) sell or arrange for the sale of shares (including permitting or requiring you to enter into an immediate sale commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority) that you would otherwise receive (on your behalf pursuant to this authorization) to meet the necessary withholding obligation for Tax-Related Items, and/or (2) withhold in shares the amount of shares necessary to satisfy applicable Tax-Related Items, the number of which shall be determined to comply with appropriate tax laws and as would be otherwise necessary or desirable. If the obligation for the Tax-Related Items is satisfied by withholding in shares of Common Stock, then you will have no further rights, title or interests in or to the number of shares of Common Stock that are held back solely for the purpose of paying the Tax-Related Items. Finally, you shall pay to the Employer any amount of Tax-Related Items that the Employer may be required to withhold as a result of your receipt of the Award and/or the shares issuable pursuant thereto that cannot be satisfied by the means previously described. The Employer may refuse to deliver the shares issuable pursuant to this Award if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section.

(b) Unless the tax withholding obligations of the Company and/or any Affiliate are satisfied, the Company shall have no obligation to deliver to you any Common Stock or the proceeds from any sale of the shares of Common Stock.

(c) In the event the Company’s obligation to withhold arises prior to the delivery to you of Common Stock or it is determined after the delivery of Common Stock to you that the amount of the Company’s withholding obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

(d) Regardless of any action Employer takes with respect to Tax-Related Items, you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Employer (1) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant, vesting or settlement of the Award and/or the subsequent sale of shares delivered pursuant thereto; and (2) does not commit to structure the terms of the grant or any aspect of the Award to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are or become subject to tax in more than one jurisdiction, you acknowledge that the Employer may be required to withhold, account for, and/or otherwise cause you to tender a payment to the Employer in the amount of the Tax-Related Items arising in each jurisdiction.

11. NATURE OF GRANT.

(a) In accepting this Award, you acknowledge that:

(i) the Plan is established voluntarily by the Employer, is discretionary in nature, and may be modified, amended, suspended or terminated by the Company as provided in the Plan;

(ii) the grant of the Award and any other awards under the Plan is voluntary and occasional and does not create any contractual or other right to receive Awards, shares or any other benefit or compensation in lieu of future Awards, even if awards have been granted repeatedly in the past;

(iii) all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(iv) you are voluntarily participating in the Plan;

(v) the Award is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Employer or the Company, as applicable, and is outside the scope of your employment or service contract, if any;

(vi) the Award and the shares deliverable thereunder is a potential bonus payment not paid in lieu of any normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, life or accident insurance benefits, pension or retirement benefits or similar payments;

(vii) in the event of the termination of your employment or service relationship, your eligibility to receive shares of common stock or payments under the Award or the Plan, if any, will terminate as of the date expressly provided in the Award, regardless of any reasonable notice period mandated by local law;

(viii) the future value of the shares underlying the Award is unknown and cannot be predicted;

(ix) you understand that should you die owning shares of Company common stock or the Award, such shares or the Award may subject your estate to United States federal estate taxes. You understand that you should seek your own tax advice regarding this potential tax;

(x) you disclaim any entitlement to compensation or damages arising from the termination of the Award or diminution in value of the shares of Common Stock and you hereby irrevocably release the Company and the Employer from any such claim that may arise; and

(xi) the Plan and this Agreement set forth the entire understanding between you, the Company, the Employer, and any Affiliate thereof regarding the acquisition of the shares of Common Stock and supersede all prior oral and written agreements pertaining to the Award.

12. DATA PRIVACY.

(a) You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, the Employer and its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

(b) You understand that the Employer holds certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Employer, details of all awards or any other entitlement to shares of stock awarded, canceled, settled, vested, unvested or outstanding in your favor (the “Personal Data”), for the purpose of implementing, administering and managing the Plan. You understand that Personal Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Personal Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Personal Data as may be required to a broker or other third party with whom you may elect to deposit any shares of stock acquired upon exercise of the Award. You understand that Personal Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view the Personal Data, request additional information about the storage and processing of the Personal Data, request any necessary amendments to the Personal Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to hold the Award and participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

13. NOTICES. Any notices provided for in your Award or the Plan shall be given in writing to each of the other parties hereto and shall be deemed effectively given on the earlier of (i) the date of personal delivery, including delivery by express courier, (ii) the date that electronic notice is sent by you or Shareholder Services (as applicable), in the case of notices provided by electronic means, or (iii) the date that is five (5) days after deposit in the United States Post Office (whether or not actually received by the addressee), by registered or certified mail with postage and fees prepaid, addressed at the following addresses, or at such other address(es) as a party may designate by ten (10) days’ advance written notice to each of the other parties hereto:

COMPANY:	Synopsys, Inc.
Shareholder Services
700 East Middlefield Road
Mountain View, CA 94043

PARTICIPANT:	Your address as on file with the Company at the time notice is given

14. HEADINGS. The headings of the Sections in this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.

15. AMENDMENT. This Agreement may be amended solely by the Company by a writing (including an electronic writing) which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, and provided that no such amendment impairing your rights hereunder may be made without your written consent. Without limiting the foregoing, the Company reserves the right to change, by written notice (including via electronic delivery) to you, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.

16. MISCELLANEOUS.

(a) The rights and obligations of the Company under your Award shall be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b) All obligations of the Company under the Plan and this Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(c) You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

(d) You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

(e) This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

17. GOVERNING PLAN DOCUMENT. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan shall control; provided, however, that Section 3 of this Agreement shall govern the timing of any distribution of Common Stock under your Award. The Company shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Board shall be final and binding upon you, the Company, and all other interested persons. No member of the Board shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.

18. APPENDIX. Notwithstanding any provisions in this Agreement, the Award shall be subject to the special terms and conditions set forth in the Appendix to this Agreement for jurisdictions in which you are subject to the applicable laws. Moreover, if you relocate to one of the countries included in the Appendix or otherwise become subject to the laws of such jurisdiction, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.

19. EFFECT ON OTHER EMPLOYEE BENEFIT PLANS. The value of the Award subject to this Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating benefits under any employee benefit plan (other than the Plan) sponsored by the Company or any Affiliate except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any or all of the employee benefit plans of the Company or any Affiliate.

20. CHOICE OF LAW. The interpretation, performance and enforcement of this Agreement shall be governed by the law of the state of California without regard to such state’s conflicts of laws rules. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Santa Clara, California, or the federal courts for the United States for the Northern District of California.

21. SEVERABILITY. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

22. OTHER DOCUMENTS. You hereby acknowledge receipt or the right to receive a document providing the information (such as public filings) required by Rule 428(b)(1) promulgated under the Securities Act.

23. ELECTRONIC DELIVERY. The Company may, in its sole discretion, decide to deliver any documents related to the Award granted hereunder or to participation in the Plan (or future restricted stock units or other equity awards that may be granted under the Plan) by electronic means (including by filing documents publicly with at www.sec.gov (or any successor website thereto) or to request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

* * * * *

Your signature below or online acceptance (where permitted) indicates that you have read this Agreement (including any appendices hereto) and agree to be bound by the terms and conditions of the Plan and this Agreement.

SYNOPSYS, INC.			PARTICIPANT

By:	/s/ Brian E. Cabrera
	Brian E. Cabrera		<<Name>>
	Title:	VP Legal, General Counsel & Corporate Secretary	Date:
	Date:	<<Grant Date>>

Appendix

Synopsys, Inc. Restricted Stock Unit Grant Notice and Award Agreement

This Appendix, which is part of the Restricted Stock Unit Grant Notice and Award Agreement, contains the additional terms and conditions of the Restricted Stock Units that will apply to Participants in the countries listed below. Finally, if you are a citizen or resident of a country other than the one in which you currently are working, you transfer employment and/or residency to another country after the Award is granted or you are considered a resident of another country for local law purposes, the Company shall, in its sole discretion, determine to what extent the terms and conditions included herein will apply under these circumstances. Capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan and/or the Agreement.

Canada

Withholding Obligations. The following provision supplements Section 10 of the Agreement:

A number of shares of Common Stock sufficient to cover any Tax-Related Items that the Company or the Employer is required to withhold will automatically be sold (on your behalf pursuant to this authorization) when your Award vests. You will receive the net shares remaining after such withholding obligations and any broker fees and commissions have been satisfied.

Finland

Withholding Obligations. The following provision supplements Section 10 of the Agreement:

A number of shares of Common Stock sufficient to cover any Tax-Related Items that the Company or the Employer is required to withhold will automatically be sold (on your behalf pursuant to this authorization) when your Award vests. You will receive the net shares remaining after such withholding obligations and any broker fees and commissions have been satisfied.

France

Withholding Obligations. The following provision supplements Section 10 of the Agreement:

A number of shares of Common Stock sufficient to cover any Tax-Related Items that the Company or the Employer is required to withhold will automatically be sold (on your behalf pursuant to this authorization) when your Award vests. You will receive the net shares remaining after such withholding obligations and any broker fees and commissions have been satisfied.

Germany

Withholding Obligations. The following provision supplements Section 10 of the Agreement:

A number of shares of Common Stock sufficient to cover any Tax-Related Items that the Company or the Employer is required to withhold will automatically be sold (on your behalf pursuant to this authorization) when your Award vests. You will receive the net shares remaining after such withholding obligations and any broker fees and commissions have been satisfied.

India

Withholding Obligations. The following provision supplements Section 10 of the Agreement:

The Employer will withhold any Tax-Related Items from your wages when your Award vests.

Ireland

Withholding Obligations. The following provision supplements Section 10 of the Agreement:

A number of shares of Common Stock sufficient to cover any Tax-Related Items that the Company or the Employer is required to withhold will automatically be sold (on your behalf pursuant to this authorization) when your Award vests. You will receive the net shares remaining after such withholding obligations and any broker fees and commissions have been satisfied.

Israel

Withholding Obligations. The following provision supplements Section 10 of the Agreement:

Due to local requirements, upon the vesting of your Restricted Stock Units, any shares of Common Stock to be issued to you upon vesting and settlement of the Restricted Stock Units will be immediately sold. You agree that the Company is authorized to instruct its designated broker to assist with the mandatory sale of such shares (on your behalf pursuant to this authorization) and you expressly authorize the Company’s designated broker to complete the sale of such shares. You acknowledge that the Company’s designated broker is under no obligation to arrange for the sale of the shares at any particular price. Upon the sale of the shares, the Company agrees to pay you the cash proceeds from the sale, less any brokerage fees or commissions and subject to any obligation to satisfy Tax-Related Items.

Italy

Withholding Obligations. The following provision supplements Section 10 of the Agreement:

A number of shares of Common Stock sufficient to cover any Tax-Related Items that the Company or the Employer is required to withhold will automatically be sold (on your behalf pursuant to this authorization) when your Award vests. You will receive the net shares remaining after such withholding obligations and any broker fees and commissions have been satisfied.

Netherlands

Withholding Obligations. The following provision supplements Section 10 of the Agreement:

A number of shares of Common Stock sufficient to cover any Tax-Related Items that the Company or the Employer is required to withhold will automatically be sold (on your behalf pursuant to this authorization) when your Award vests. You will receive the net shares remaining after such withholding obligations and any broker fees and commissions have been satisfied.

People’s Republic of China

Withholding Obligations. The following provision supplements Section 10 of the Agreement:

Due to local regulatory requirements, upon the vesting of your Restricted Stock Units, any shares of Common Stock to be issued to you upon vesting and settlement of the Restricted Stock Units will be immediately sold. You agree that the Company is authorized to instruct its designated broker to assist with the mandatory sale of such shares (on your behalf pursuant to this authorization) and you expressly authorize the Company’s designated broker to complete the sale of such shares. You acknowledge that the Company’s designated broker is under no obligation to arrange for the sale of the shares at any particular price. Upon the sale of the shares, the Company agrees to pay you the cash proceeds from the sale, less any brokerage fees or commissions and subject to any obligation to satisfy Tax-Related Items.

Exchange Control Requirements. You understand and agree that, pursuant to local exchange control requirements, you will be required to repatriate the cash proceeds from the immediate sale of the shares issued upon the vesting of the Restricted Stock Units to the PRC if you are a PRC national. You further understand that, under local law, the sale proceeds will need to be repatriated through a special exchange control account established by an Affiliate in the PRC and you hereby consent and agree that any proceeds from the sale of any Restricted Stock Units you acquire may be transferred to such special account prior to being delivered to you. You further agree to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in the PRC.

You further understand and agree that the Company may distribute the proceeds of the sale of shares either in U.S. dollars or in local currency. If the proceeds are distributed in local currency, the Company is under no obligation to secure any particular exchange conversion rate and there will be delays in converting the cash proceeds to local currency due to exchange control restrictions. You agree to bear any currency fluctuation risk between the time the shares are sold and the time the cash proceeds are distributed to you through the special account described above.

Sweden

Withholding Obligations. The following provision supplements Section 10 of the Agreement:

A number of shares of Common Stock sufficient to cover any Tax-Related Items that the Company or the Employer is required to withhold will automatically be sold (on your behalf pursuant to this authorization) when your Award vests. You will receive the net shares remaining after such withholding obligations and any broker fees and commissions have been satisfied.

Switzerland

Withholding Obligations. The following provision supplements Section 10 of the Agreement:

For all Permit B holders and any cross border employees subject to withholding at source, a number of shares of Common Stock sufficient to cover any Tax-Related Items that the Company or the Employer is required to withhold will automatically be sold (on your behalf pursuant to this authorization) when your Award vests. You will receive the net shares remaining after such withholding obligations and any broker fees and commissions have been satisfied.

United Kingdom

Vesting. The following provision supplements Section 1 of the Agreement:

Notwithstanding any discretion or anything to the contrary in the Plan and/or the Agreement, the grant of the Restricted Stock Units does not provide any right for you to receive a cash payment and the vested Restricted Stock Units will be settled in shares only.

Withholding Obligations. The following provision supplements Section 10 of the Agreement:

If you do not pay or the Company or the Employer does not withhold from you the full amount of income tax that you owe within ninety (90) days of the event giving rise to the Tax-Related Items (the “Due Date”) or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, the amount of any uncollected Tax-Related Items will constitute a loan owed by you to the Employer, effective on the Due Date. You agree that the loan will bear interest at the then-current official rate of Her Majesty’s Revenue and Customs (“HMRC”), it will be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in Section 10 of the Agreement. Notwithstanding the foregoing, if you are a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), you will not be eligible for such a loan to cover the Tax-Related Items. In the event that you are a director or executive officer and the Tax-Related Items are not collected from or paid by you by the Due Date, the amount of any uncollected Tax-Related Items will constitute a benefit to you on which additional income tax and national insurance contributions (including the Employer’s Liability, as defined below) will be payable. You will be responsible for reporting and paying any income tax and national insurance contributions (including the Employer’s Liability, as defined below) due on this additional benefit directly to HMRC under the self-assessment regime.

Joint Election. As a condition of your participation in the Plan, you agree to accept any liability for secondary Class 1 national insurance contributions (the “Employer’s Liability”) which may be payable by the Company and/or the Employer in connection with the Restricted Stock Units and any event giving rise to Tax-Related Items. Without prejudice to the foregoing, you agree to execute a joint election with the Company (the “Joint Election”), the form of such Joint Election being formally approved by HMRC and attached hereto as Exhibit A, and any other consent or elections required to accomplish the transfer of the Employer’s Liability to you. You further agree to execute such other joint elections as may be required between yourself and any successor to the Company and/or the Employer. You further agree that the Company and/or the Employer may collect the Employer’s Liability by any of the means set forth in Section 10 of the Agreement.

If you do not enter into a Joint Election, if approval of the Joint Election has been withdrawn by HMRC or if such Joint Election is jointly revoked by you and the Company or the Employer, as applicable, the Company, in its sole discretion and without any liability to the Company or the Employer, may choose not to issue or deliver any shares to you upon vesting of the Restricted Stock Units.

United States

Withholding Obligations. The following provision supplements Section 10 of the Agreement:

Upon vesting of Restricted Stock Units, the Company will issue to you the number of shares covered by the vested Restricted Stock Units, less the number of shares sufficient to cover any Tax-Related Items that the Company is required to withhold.

Exhibit A

PLEASE READ THE FOLLOWING IN ITS ENTIRETY

BEFORE ACCEPTING YOUR AWARD

SYNOPSYS, INC.

2006 EMPLOYEE EQUITY INCENTIVE PLAN

Important Note on the Joint Election to Transfer

Employer National Insurance Contributions

As a condition of your participation in the 2006 Employee Equity Incentive Plan, you are required to enter into a joint election to transfer to you any liability for employer’s national insurance contributions (the “Employer’s Liability”) that may arise in connection with your award of stock options and/or restricted stock units (together, the “Awards”), or in connection with future Awards that may be granted to you by Synopsys, Inc. (the “Company”) under its 2006 Employee Equity Incentive Plan (the “Joint Election”).

If you do not agree to enter into the Joint Election, the Awards will be worthless, you will not be able to exercise the options or vest in the restricted stock units, or receive any benefit in connection with the Awards, as set forth in your Award Agreement.

By entering into the Joint Election:

I.	you agree that any Employer’s Liability that may arise in connection with or pursuant to the exercise or vesting of the Award, as applicable (and the acquisition of shares of the Company’s common stock) or other taxable events in connection with the Award will be transferred to you; and

II.	you authorise the Company and/or your employer to recover an amount sufficient to cover this liability by any method set forth in the relevant Award Agreement and/or the Joint Election.

Indicating your acceptance of the Stock Option Agreement and/or Restricted Stock Unit Award Agreement, as applicable, indicates your agreement to be bound by the terms of the Joint Election.

Please read the terms of the Joint Election carefully before accepting the Stock Option

Award Agreement and/or the Restricted Stock Unit Award Agreement and the Joint Election.

PLEASE PRINT AND KEEP A COPY OF THIS ELECTION FOR YOUR RECORDS

SYNOPSYS, INC.

2006 EMPLOYEE EQUITY INCENTIVE PLAN

(UK Participants)

FORM OF ELECTION TO TRANSFER THE EMPLOYER’S SECONDARY

CLASS 1 NATIONAL INSURANCE LIABILITY TO THE EMPLOYEE

1.	Parties

This Election is between:

(A)	You, the individual who has obtained access to this Election (the “Participant”), who is employed by one of the employing companies listed in the attached schedule (the “Employer”) and who is eligible to receive stock options (“Options”) and/or restricted stock units (“RSUs”) (each an “Award” and together, the “Awards”) pursuant to the terms and conditions of the Synopsys, Inc. 2006 Employee Equity Incentive Plan (the “Plan”), and

(B)	Synopsys, Inc. of 700 East Middlefield Road, Mountain View, California 94043, United States (the “Company”), which may grant Awards under the Plan and is entering this Election on behalf of the Employer.

2.	Purpose of Election

2.1	This Election relates to the Employer’s secondary Class 1 National Insurance Contributions (the “Employer’s Liability”) which may arise on the occurrence of a “Taxable Event” which gives rise to relevant employment income within section 4(4)(a) and/or paragraph 3B(1A) of Schedule 1 of the Social Security Contributions and Benefits Act 1992 (“SSCBA”), including but not limited to:

(i)	the acquisition of securities pursuant to the Awards (pursuant to section 477(3)(a) ITEPA); and/or

(ii)	the assignment or release of the Awards in return for consideration (pursuant to section 477(3)(b) ITEPA); and/or

(iii)	the receipt of any other benefit in connection with the Awards other than a benefit within (i) or (ii) above (pursuant to section 477(3)(c) ITEPA); and/or

(iv)	post-acquisition events relating to the Awards or the securities acquired pursuant to the Awards (within section 426 ITEPA); and/or

(v)	post-acquisition events relating to the Awards or the securities acquired pursuant to the Awards (within section 438 ITEPA).

In this Election, ITEPA means the Income Tax (Earnings and Pensions) Act 2003.

2.2	This Election is made in accordance with paragraph 3B(1) of Schedule 1 to SSCBA.

2.3	This Election applies to all Awards granted to the Participant under the Plan on or after May 22, 2009 up to the termination date of the Plan.

2.4	This Election does not apply in relation to any liability, or any part of any liability, arising as a result of regulations being given retrospective effect by virtue of section 4B(2) of either the SSCBA, or the Social Security Contributions and Benefits (Northern Ireland) Act 1992.

2.5	This Election will not apply to the extent that it relates to relevant employment income which is employment income of the earner by virtue of Chapter 3A of Part 7 of ITEPA (employment income: securities with artificially depressed market value).

3	The Election

The Participant and the Company jointly elect that the entire liability of the Employer to pay the Employer’s Liability on the Taxable Event is hereby transferred to the Participant. The Participant understands that by electronically accepting this Election, he or she will become personally liable for the Employer’s Liability covered by this Election.

4	Payment of the Employer’s Liability

4.1	The Participant and the Company acknowledge that the Employer is under a duty to remit the Employer’s Liability to HM Revenue and Customs on behalf of the Participant within 14 days after the end of the UK tax month during which the Taxable Event occurs, or such other period of time, as prescribed. The Participant agrees to pay to the Company and/or the Employer the Employer’s Liability on demand, at any time on or after the Taxable Event and hereby authorises the Company and/or the Employer to account for the Employer’s Liability to HM Revenue and Customs.

4.2	Without limitation to Clause 4.1 above, the Participant hereby authorises the Company and/or the Employer to collect the Employer’s Liability from the Participant at any time after the Taxable Event:

(i)	by deduction from salary or any other payment payable to the Participant at any time on or after the date of the Taxable Event; and/or

(ii)	directly from the Participant by payment in cash or cleared funds; and/or

(iii)	by arranging, on behalf of the Participant, for the sale of some of the securities which the Participant is entitled to receive in respect of the Awards; and/or

(iv)	through any other method as set forth in the relevant Award agreement entered into between the Participant and the Company.

4.3	The Company hereby reserves for itself and the Employer the right to withhold the transfer of any securities to the Participant until full payment of the Employer’s Liability is collected from the Participant.

5	Duration of Election

5.1	The Participant and the Company agree to be bound by the terms of this Election regardless of whether the Participant is transferred abroad or is not employed by the Employer on the date on which the Employer’s Liability becomes due. Any reference to the Company, the Employer and/or the Participant shall include that entity’s successors in title and assigns as permitted in accordance with the terms of the Plan and Award agreement.

5.2	This Election will continue in effect until the earliest of the following:

(i)	such time as both the Participant and the Company agree in writing that it should cease to have effect;

(ii)	on the date the Company serves written notice on the Participant terminating its effect;

(iii)	on the date HM Revenue and Customs withdraws approval of this Election; or

(iv)	on the date the Election ceases to have effect in accordance with its terms in respect of any outstanding Awards granted under the Plan.

Acceptance by THE PARTICIPANT

The Participant acknowledges that by clicking on the “I accept” button where indicated and from that date, the Participant agrees to be bound by the terms of this Election as stated above.

Acceptance by THE COMPANY

The Company acknowledges that by arranging for the scanned signature of an authorised representative to appear on this Election, the Company agrees to be bound by the terms of this Election as stated above.

SYNOPSYS, INC.

By:	/s/ Brian E. Cabrera
Brian E. Cabrera VP Legal, General Counsel & Corporate Secretary

SCHEDULE TO FORM OF ELECTION – EMPLOYING COMPANIES

The employing companies to which this Election relates are:

(1)	Synopsys (Northern Europe) Limited

Registered Office:	100 Brook Drive Green Park, Reading RG2 6UJ United Kingdom

Company Registration Number:	2642054

Corporation Tax District:	Oxon and Bucks Area

Corporation Tax Reference:	402 56090 10710

PAYE District:	East Hampshire and Wight Area

PAYE Reference:	581/S3033